Filed pursuant to Rule 424(b)(3)

File No. 333-289964

Prospectus Supplement No. 1 Dated June 22, 2026

(To Prospectus Dated June 17, 2026)

121,520 Shares of Common Stock issuable upon exercise of the Representative’s Warrants

______________________________________________

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) updates and supplements the prospectus of Elauwit Connection, Inc. (the “Company,” “we,” “us,” or “our”) dated June 17, 2026 (the “Prospectus”) with the following attached documents which we filed with the Securities and Exchange Commission:

A.	Our Current Report on Form 8-K filed on June 15, 2026;

B.	Our Current Report on Form 8-K filed on June 17, 2026; and

C.	Our Current Report on Form 8-K filed on June 18, 2026.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our securities, you should carefully consider the risk factors section beginning on page 4 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 22, 2026.

Index to Filings

Annex
The Company’s Current Report on Form 8-K filed on June 15, 2026	A
The Company’s Current Report on Form 8-K filed on June 17, 2026	B
The Company’s Current Report on Form 8-K filed on June 18, 2026	C

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2026

Elauwit Connection, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42935	99-3101171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Second Ave., Suite A Columbia, South Carolina	29209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 558-3099

1700 Alta Vista Drive, Suite 130, Columbia, South Carolina 29223

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ELWT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2026, Kyle Huffman, the Chief Accounting Officer of Elauwit Connection, Inc. (the “Company”), notified the Company of his intention to resign from his position effective as of July 10, 2026. James Di Bartolo, the Company’s Chief Financial Officer, is expected to assume the responsibilities of principal accounting officer following Mr. Huffman’s departure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELAUWIT CONNECTION, INC.

Date: June 15, 2026	/s/ Barry Rubens
	Name:	Barry Rubens
	Title:	Chief Executive Officer

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2026

Elauwit Connection, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42935	99-3101171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Second Ave., Suite A Columbia, South Carolina	29209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 558-3099

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ELWT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of June 15, 2026, the Board of Directors of Elauwit Connection, Inc. (the “Company”) appointed Nick Jones, age 47, to serve as the Chief Information Officer and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Jones served as Executive Vice President and Chief Operating Officer at World Cinema, Inc. from August 2016 to June 2026. From April 2006 to August 2016, Mr. Jones served as Chief Executive Officer at NJT, Inc. Prior to this service, Mr. Jones served in various Network Engineer roles at Schlumberger, First Edge Sornson and Castle Dental between January 1998 to April 2006.

In connection with Mr. Jones’s appointment, the Company and Mr. Jones entered into an executive employment agreement, effective as of June 15, 2026, pursuant to which Mr. Jones will serve as the Company’s Chief Information Officer and Chief Operating Officer. The employment agreement will be in effect until June 15, 2029. Under the employment agreement, Mr. Jones will (i) receive an annual base salary of $300,000; (ii) be eligible to receive an annual cash bonus based on performance and achievement of Company goals and objectives as defined by the Compensation Committee; (iii) be granted a one-time sign-on award of restricted stock units under the Elauwit Connection, Inc. 2025 Stock Incentive Plan with a grant date fair value of $50,000, vesting over a one-year period subject to continued employment with the Company; and (iv) be eligible to participate in the Company’s other incentive, welfare and benefit plans made available to other senior executives. In addition, Mr. Jones is entitled to certain payments upon death, disability, a termination without Cause or a resignation by Mr. Jones for Good Reason, all as defined and set forth in detail in the employment agreement. The employment agreement includes standard restrictive covenants, including non-disclosure, non-competition and non-solicitation, and terms and conditions customarily found in similar agreements. Mr. Jones has also entered into an indemnification agreement on the same terms as the Company’s other senior executives.

There are no arrangements or understandings between Mr. Jones and any other person with respect to his appointment as Chief Information Officer and Chief Operating Officer and there are no family relationships between him and any director or executive officer of the Company. The Company has not entered into any transactions with Mr. Jones that are reportable pursuant to Item 404(a) of Regulation S-K.

In connection with this transition, Richard Alder was released from his position as Chief Operations Officer effective as of June 11, 2026. Mr. Alder is entitled to certain payments consistent with termination without cause pursuant to the terms of his executive employment agreement.

On June 17, 2026, the Company issued a press release regarding this transition, a copy of which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
99.1	Press release dated June 17, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELAUWIT CONNECTION, INC.

Date: June 17, 2026	/s/ Barry Rubens
	Name:	Barry Rubens
	Title:	Chief Executive Officer

Exhibit 99.1

Elauwit Connection Appoints Nick Jones as Chief Information Officer and Chief Operating Officer

Columbia, South Carolina - (Newsfile Corp. - June 17, 2026) - Elauwit Connection, Inc. (Nasdaq: ELWT) (“Elauwit” or the “Company”), a national managed services provider of turnkey broadband and property-wide WiFi networks serving multifamily, student housing, and senior living communities, today announced the appointment of Nick Jones as Chief Information Officer and Chief Operating Officer.

“Nick brings deep experience providing managed services critical to the guest experience across a broad portfolio of hotel properties, combining entertainment, connectivity, infrastructure and management into a comprehensive platform solution,” said Dan McDonough, Executive Chairman. “His work integrating advanced technology services to create property-wide, scalable, future ready environments is a perfect corollary to Elauwit’s model.”

Jones was previously Executive Vice President and Chief Operating Officer at World Cinema, Inc., a leading managed technology, digital infrastructure and in-room entertainment provider for the hospitality, multifamily, and healthcare industries, serving more than 8,000 properties and more than 1 million rooms across more than 200 brands. He was previously Chief Executive Officer of NJT, Inc, an outsourced managed services provider, and a Network Engineer at Schlumberger, First Edge Sornson and Castle Dental.

Jones will replace Rick Alder, who served as Chief Operations Officer through Elauwit’s initial public offering phase. Alder played an instrumental role in advancing the Company’s strategic objectives and strengthening operations, helping Elauwit to achieve significant milestones, enhance operational performance, and position itself for continued growth and success.

“It has been an incredible privilege to serve alongside such talented and dedicated team members,” said Alder. “I am deeply grateful for the trust, support, and partnerships I have experienced throughout my time with Elauwit. Together, we have accomplished remarkable things, and I believe that the organization is well-positioned for a bright and successful future.”

“I personally asked Rick to help guide Elauwit during a critical time in our lifecycle, and he accomplished that task with excellence,” said McDonough. “He has been a valued member of our leadership team and a good friend who departs having made a lasting and profound impact on our organization. We want to thank Rick for his tireless commitment and leadership and wish him unprecedented success in his future endeavors.”

Under Alder’s tenure, Elauwit reported significant progress across multiple performance metrics including:

•	Expanded to 176 sites and nearly 40,000 units in 15 months while Elauwit was going public.

•	Improved company overall Google customer satisfaction significantly to 4.4 stars — an excellent data point in the world of cable companies and ISPs.

•	Improved customer support “one-touch” call resolution from 70% to an astounding 87%.

•	Produced a comprehensive product catalog including introduction of new retail business products at multi-purpose properties.

About Elauwit Connection (Nasdaq: ELWT)

Elauwit is a publicly traded connectivity MSP dedicated to rental communities, including multifamily properties, student housing, and senior living. Elauwit designs, builds, and operates managed networks, backed by a service model that treats property teams and residents like a relationship, not an account number.

With dependable connections, exceptional resident support, and no-upfront-cost options, Elauwit helps owners deliver premium connectivity as a competitive advantage, supporting new revenue, resident retention and increased asset value.

Visit: www.elauwit.com

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s growth strategies and its performance as a public company. The words “believe,” “continue,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Media Contact: Katie Hayward Vice President of Marketing sales-pr@elauwit.com

Investor Relations: Matt Kreps Darrow Associates mkreps@darrowir.com +1-214-597-8200

Annex C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2026

Elauwit Connection, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42935	99-3101171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Second Avenue, Suite A Columbia, South Carolina	29209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 558-3099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ELWT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On June 18, 2026, at the annual meeting of stockholders (the “Annual Meeting”) of Elauwit Connection, Inc. (the “Company”), the proposals set forth below were submitted to the Company’s stockholders. The number of shares of common stock entitled to vote at the Annual Meeting was 6,619,796. The number of shares of common stock present or represented by proxy at the Annual Meeting was 5,459,880. The voting results for the proposals are as follows:

1.	The Company’s stockholders elected three directors, each for a three-year term expiring in 2029 and until their successors have been duly elected and qualified. The number of shares that: (i) voted for the election of each such director; (ii) withheld authority to vote for each director; and (iii) represented broker non-votes with respect to each such director is summarized in the table below.

DIRECTOR NOMINEE	FOR	WITHHELD	BROKER NON-VOTES
Leslie Goodman	5,000,986	13,893	445,001
David O’Brien	5,014,838	41	445,001
Barry Rubens	5,013,979	900	445,001

Broker non-votes represent shares held by broker nominees for beneficial owners that were not voted because the broker nominee did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares on a non-routine proposal.

2.	The Company’s stockholders ratified the selection of WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. The number of shares that voted for, against and abstained from voting for the ratification of the selection of Withum as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 is summarized in the table below.

FOR	AGAINST	ABSTAIN
5,458,962	918	0

3.	The Company’s stockholders approved a proposal to adjourn the Annual Meeting from time to time, if necessary or appropriate, including to solicit additional votes in favor of Proposal One and/or Proposal Two (the “Non-Adjournment Proposals”), if there were not sufficient votes at the time of the Annual Meeting to adopt any of the Non-Adjournment Proposals or to establish a quorum. The number of shares that voted for, against and abstained from voting for this proposal is summarized in the table below.

FOR	AGAINST	ABSTAIN
5,444,747	15,133	0

Because the Non-Adjournment Proposals were approved by the Company’s stockholders, an adjournment of the Annual Meeting was not necessary.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELAUWIT CONNECTION, INC.

Date: June 18, 2026	/s/ Barry Rubens
	Name:	Barry Rubens
	Title:	Chief Executive Officer